EXHIBIT 99.2

Greenfield Online FAQ for Ciao Acquisition

Who is Ciao?

Ciao is the leading independent online survey solutions provider in Europe. Ciao is based in Munich, Germany, and has offices in 5 European countries and has built online panel across 15 countries throughout Europe. Ciao provides its online survey services to leading market research firms in Europe and throughout the world.

Why is Greenfield Online acquiring Ciao?

This acquisition creates a tremendous platform for future growth and accelerates our penetration into a key geographic market. 2005 is really the year of the combinations – acquiring complementary businesses that set up a platform for greater growth opportunity in 2006 and beyond. The acquisition of Ciao will establish Greenfield Online as the market leader in Europe for online survey solutions. Ciao has a very strong brand name in the European market. According to Wall Street sources and Inside Research, the market for online data collection in Europe is expected to grow at approximately 29% CAGR between 2004 and 2009. Thus, this acquisition adds a new leg of growth to an already impressive domestic growth story for Greenfield Online. Ciao’s revenue grew at a 110% CAGR from 2002 to 2004. We believe that the acquisition is highly complementary with very little overlap from a geographic and customer perspective, and will result in numerous cross-selling opportunities. From a financial perspective, Ciao brings significant profitability with 40% historical EBITDA margins and strong cash flow. The company expects this transaction to be accretive to 2005 and future years’ earnings per share. Finally, through its unique business model and Online Community platform, Ciao brings an extremely loyal and productive panelist community.

FINANCIAL

What are the financial terms of the transaction?

Greenfield Online will acquire Ciao for total consideration of approximately $154 million, including approximately $74 million in cash and 3.95 million Greenfield Online shares, which are valued at $20.19 per share. The shares issued to Ciao’s shareholders in the transaction represent approximately 15% of Greenfield Online’s outstanding stock (after giving effect to the issuance) at the time of consummation of the transaction.

What are the key financial metrics of Ciao?

To date, Ciao has experienced very strong growth and a high degree of profitability. The company’s 2004 revenue grew approximately 78% over 2003 to $22.5 million, while EBITDA grew approximately 91% to $9.1MM in the same time period. Since 2003, Ciao has exhibited EBITDA margins of approximately 40%.

Greenfield Online FAQ for Ciao Acquisition

Will this transaction be accretive to earnings? When?

We expect that the transaction will be accretive to 2005 and future years’ earnings per share.

As of what date will Greenfield Online begin to book revenue generated from Ciao?

Greenfield Online will begin booking revenue associated with Ciao as of the day following the close of the acquisition — or April 7, 2005 forward.

What is the strategic rationale for this transaction?

Ciao’s strong position in the European market will complement Greenfield Online’s leading position in North America, creating global power with broad geographic reach. The acquisition will accelerate Greenfield Online’s penetration into the high growth European market. From a customer and geographic perspective, the acquisition is highly complementary and offers numerous cross-selling opportunities. In addition, Ciao’s experience in building its survey community will enhance Greenfield Online’s ability to cost effectively attract and build loyalty with its panelist community.

As a result of the transaction, Greenfield Online will:

•	become the largest independent online survey solutions provider

•	accelerate time to market advantage; and

•	capitalize on significant operational and customer synergies.

Will Ciao’s management team have an equity stake in Greenfield Online?

Yes, key members of the Ciao management team are now shareholders of Greenfield Online. Messrs. Cartellieri and Paul, co-founders of CIAO, received 250,000 and 200,000 shares, respectively, of Greenfield Online common stock as part of this transaction. Messrs. Piening and Metzke each received 45,000 shares.

Are there management earn-outs?

No, there are no management earn outs.

Will Greenfield Online assume any debt or other liability as part of this transaction?

Greenfield Online will not assume any debt in connection with the Ciao acquisition. However, Greenfield Online has entered into a line of credit agreement with a major financial institution in order to fund a portion of the cash consideration and to ensure that Greenfield Online maintains adequate liquidity.

Greenfield Online FAQ for Ciao Acquisition

Are there any administrative redundancies that can be eliminated for cost savings?

We do not expect any significant redundancies or cost savings. The majority of Ciao’s operations are in Europe, a market where we have a limited presence. However, we believe there are significant synergy opportunities both near and long term. We will be able to more effectively leverage our sales organizations to cover more territory and eliminate duplicative efforts in product development and programming – adding Ciao’s low cost development resources in Eastern Europe to the mix.

Will the acquisition result in layoffs at either of both companies?

The impact will be minimal at the time of the acquisition, with only two positions being eliminated between both companies.

How will Greenfield Online and Ciao’s customers benefit from the acquisition?

Customers from both companies will benefit from the ability to tap into highly qualified panelists in new geographies. Greenfield Online can be their “one stop shop” for global sample data.

PANEL & MARKET

In addition to increasing Greenfield Online’s European panel, what other advantages, if any, does your new panel have over competing Internet-only panels?

The acquisition of CIAO gives Greenfield Online access to a highly motivated panel members of which are active participants in an online community that keeps them interested, entertained and productive. While we can’t comment on what other companies’ panel productivity rates are, we view CIAO’s average productivity rate as stellar.

Does Ciao have a US panel?

Yes. Ciao has a US panel but it is very small, representing less than 10% of its total panel size.

How does Ciao recruit and maintain its panelists?

Ciao uses the significant traffic from its Online Community websites as an engine for panel growth and retention. Ciao also uses traditional panel building options similar to those employed by Greenfield Online.

What is the strength of the Ciao brand in the markets in which it operates? Will Ciao operate under the Greenfield Online brand going forward?

Ciao, in particular through its survey community, enjoys strong brand recognition in Europe, which facilitates panelist recruitment. We don’t plan to make any changes to the branding initially, with the exception of adding a tagline that states, “a Greenfield Online company”.

Greenfield Online FAQ for Ciao Acquisition

OTHER

What is the background and experience of the key principals?

Max Cartellieri co-founded CIAO in 1999. He is responsible for strategy, finance and business development. Prior work experience includes McKinsey & Company and BC Partners. Max Cartellieri studied Economics and Finance at the London School of Economics and holds an MBA with distinction from Stanford Business School.
Frederick Paul co-founded CIAO in 1999. He is responsible for CIAO’s Media business as well as corporate strategy and business development. Previous work experience includes M&A at Goldman Sachs & Co, consulting at McKinsey & Company and private equity at Apax Partners. Frederick Paul studied Philosophy, Politics and Economics at the University of Oxford (Balliol College) and holds an MBA from Harvard Business School.
Gunnar Piening joined CIAO in early 2000. He is responsible for CIAO’s market research business as well as corporate strategy and business development. Prior work experience at Pixelpark. Gunnar Piening was educated at Uppsala University/Sweden (BA Int. Politics) and Humboldt University Berlin (MA Phil.)
Nicolas Metzke joined CIAO in 1999 and led its first international expansion. He is responsible for CIAO’s global panel operations and is Managing Director of Ciao France. Prior work experience includes Apple Europe and Gemini Consulting. Nicolas Metzke was educated at the University of Mannheim (M.Sc.)

Since the 4 key executives of Ciao have agreed to stay on as a condition of the acquisition, has the company agreed upon their titles and roles?

Ciao AG’s four managing directors will join Greenfield Online in management roles. Maximillian Ulrich Cartellieri, Ciao AG’s Co-Founder and Co-CEO becomes Greenfield Online’s Executive Vice President of Integration. Frederick Paul, Ciao AG’s Co-Founder and Co-CEO, becomes Greenfield Online’s Executive Vice President of Online Communities. Gunnar Piening, Ciao AG’s Managing Director of Online Surveys, becomes Greenfield Online’s Senior Vice President European Sales and Operations. Nicolas Metzke, Managing Director, Ciao AG France, who is responsible for panel development & support, becomes Greenfield Online’s Senior Vice President European Panel.

Will Ciao’s offices remain open?

Yes, we currently do not expect any major changes to Ciao’s European operations.

Greenfield Online FAQ for Ciao Acquisition

Is shareholder approval by Greenfield Online shareholders required?

Greenfield Online shareholder approval is not required for this transaction.

What will happen to Ciao’s online community segment?

The Online Community is viewed as integral to Ciao’s panel recruitment strategy and will therefore remain a part of Ciao after the transaction. It is so successful in fact that we plan to adopt the same methodology in the U.S.

Are you done for ‘05 or should we expect additional acquisitions?

We plan to digest what we’ve done for a while to make sure the integration goes smoothly. We do not plan any additional transactions in the near term.

Have you lost any significant accounts from the other acquisitions? Can you quantify? Based on this experience how much churn would you expect on the latest deal?

We have not lost any significant accounts from the prior acquisitions.

What was the genesis of the latest deal? Was it a competitive bidding situation?

The two companies have known one another and worked together for several years and built a trustful relationship. There was not a competitive bidding process.

What is the impact the latest deal on Q2 and FY05 results?

We expect the transaction to be accretive to 2005 and future years’ earnings per share. We will provide guidance related to the impact of this transaction on the second quarter 2005 and our full year results when we report our first quarter results on May 9, 2005.